ICC25 7830 1 Jackson National Life Insurance Company® WAIVER OF WITHDRAWAL CHARGE DUE TO TERMINAL ILLNESS Thank you for choosing Jackson National Life Insurance Company, also referred to as "the Company." This endorsement is made a part of the Contract on the Issue Date. Certain provisions of Your Contract are revised as described below. To the extent any provisions contained in this endorsement are contrary to or inconsistent with those of the Contract to which it is attached, the provisions of this endorsement will control. The provisions of Your Contract remain in effect except where modified by this endorsement. Capitalized terms that are not otherwise defined in this endorsement are defined in Your Contract. ENDORSEMENT SPECIFICATIONS Benefit Eligibility Date: On or after the first Contract Anniversary. The Contract is revised as follows: 1) The following language is added to the ANNUITANT provision of the GENERAL PROVISIONS of the Contract: "When the Owner is a legal entity, the Annuitant(s) shall be entitled to the benefits of the Waiver of Withdrawal Charge Due to Terminal Illness provisions." 2) The following language is added to the WITHDRAWAL PROVISIONS of the Contract: "WAIVER OF WITHDRAWAL CHARGE DUE TO TERMINAL ILLNESS. If You are diagnosed with a Terminal Illness on or after the Issue Date shown on the Contract Data Pages, subject to compliance with the Claim Requirements described below, the Company will waive the Withdrawal Charge on each amount You withdraw from the Contract, up to the Contract Value. Upon Your compliance with the Claim Requirements described below, You will be eligible for this waiver on or after the first Contract Anniversary. All Contract values will be reduced proportionately for the amount withdrawn. This benefit may be exercised multiple times, up to the Contract Value, however the Claim Requirements must be met each time a waiver of Withdrawal Charges is requested. The Company will allocate the withdrawal amount to each Contract Option according to the method described in the Withdrawal Provisions. The Company will determine values at the end of the Business Day on which the Company receives all Claim Requirements in Good Order at the Company's Customer Care Center. Withdrawals under this provision may reduce Remaining Premium. For the purpose of this waiver, the following definitions apply: IMMEDIATE FAMILY. The individual's spouse, domestic partner, child, brother, sister, parent, or grandparent. ENDORSEMENT

ICC25 7830 2 PHYSICIAN. An individual who is licensed to practice medicine and treat illness or injury in the state or territory where treatment is received and who is acting within the scope of his or her license. The term Physician only refers to a Physician licensed and currently practicing in the United States or its territories. The term Physician does not include: 1. an Annuitant or Joint Annuitant; 2. an Owner or Joint Owner; 3. a Beneficiary; 4. a member of the Annuitant's, Joint Annuitant's, Owner's or Joint Owner's Immediate Family. PHYSICIAN'S STATEMENT. A written statement signed by a Physician, which: 1. provides the Physician's diagnosis of Your medical condition; and 2. declares with reasonable medical certainty and to the Company's reasonable satisfaction that notwithstanding ordinary and reasonable medical care, advice and treatment, Your medical condition will result in Your death within twelve (12) months from the date of the Physician's statement. TERMINAL ILLNESS. A medical condition that a Physician certifies will reasonably be expected to result in Your death within twelve (12) months or less from the date of the Physician's statement. Claim Requirements. Your request to the Company must include (1) a completed claim form, (2) Your signed release for records of all Physicians and institutions that have treated You for the medical condition You claim, and (3) a Physician's Statement to the Company's Customer Care Center in Good Order. The Company reserves the right to request additional releases for the records of any Physician and institution that has provided treatment to You. The Company will send You a form to claim the Waiver of Withdrawal Charge Due to Terminal Illness within ten (10) Business Days of the Company's receipt of Your request. If the Company fails to send the claim form within ten (10) Business Days, You will be deemed to have complied with the above claim requirements. Claim Determination. The Company reserves the right to deny Your claim if You do not satisfy the Claim Requirements. The Company will notify You if the Company denies Your Waiver of Withdrawal Charge Due to Terminal Illness claim, and You will then have the opportunity to submit a standard withdrawal request subject to any applicable Withdrawal Charge. Termination of the Contract will not prejudice any payment made under the terminal illness waiver that occurred while this Contract was in force. YOU MAY OWE TAX ON WITHDRAWALS FOR TERMINAL ILLNESS. THE COMPANY ENCOURAGES YOU TO SEEK LEGAL AND/OR TAX ADVICE." This endorsement will terminate upon the termination of the Contract. Signed for the Jackson National Life Insurance Company President